Exhibit 99.1      Press Release


January 24, 2001

              STOCKGROUP.COM COMPLETES US$500,000 PRIVATE PLACEMENT
                        Company strengthens balance sheet

New York, NY- (Business Wire)-Stockgroup.com Holdings Inc., (OTCBB: SWEB) is pleased to announce that it has completed a US$500,000 round of new funding with a private investor group. The financing will be used to strengthen the balance sheet of the company and further support the company's ASP strategy.

Details of the funding include US$500,000 of 3% convertible notes, and warrants. The Notes are for a term of three years and are convertible at $1.00 or a minimum price of US$0.50 per share. Details of the warrants include 500,000 at a price of $1.00 per share and 300,000 at a price of $2.00 per shares. The warrants are for a term of four years.

"In the present investment climate, we are very pleased to have the support of this investor group to help us grow the company and achieve our plan of profitability," stated Marcus New, Chairman and CEO of Stockgroup.com. "This funding, which has the potential to be converted at a premium to the market will also assist in accelerating our financial tools and applications strategy roll-out program."


ABOUT STOCKGROUP.COM

Stockgroup.com Holdings Inc. is a financial media and technology company. As an Application Solution Provider (ASP), the Company develops custom private labeled financial communities for media, brokerages, and financial services companies. Its proprietary technologies enable companies to provide news and data streams combined with cutting edge fundamental, technical, and productivity tools to their customers. Stockgroup.com is also the leading provider of Web site development and Internet marketing services to small and micro cap companies. In addition, the Company is a leading online provider of financial news and information services, disseminated from offices in New York, San Francisco, Dallas, Toronto, and Vancouver. Their Web site, www.smallcapcenter.com is a state-of-the-art online research center for the small cap investor.


Contact:
Stockgroup.com Holdings Inc.
Will Elston, IR Manager
1.800.650.1211
ir@stockgroup.com

This release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21B of the Securities Exchange Act of 1934. Any statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, goals, assumptions or future events or performance are not statements of historical fact and may be "forward looking statements." Forward looking statements are based on expectations, estimates and projections at the time the statements are made that involve a number of risks and uncertainties which could cause actual results or events to differ materially from those presently anticipated. Forward looking statements in this action may be identified through the use of words such as "expects", "will," "anticipates," "estimates," "believes," or statements indicating certain actions "may," "could," or "might" occur.


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